Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2005 (except as to Note 26 as to which the date is May 9, 2005), in the Registration Statement Form S-4 Amendment No. 1 (Registration No. 333-126786 and No. 333-126786-1) and related Prospectus of WMG Holdings Corp. and the guarantee of the Notes by Warner Music Group Corp. for the registration of $257,927,000 aggregate principal amount at maturity of its 9.5% Senior Discount Notes due 2014.

/s/ Ernst & Young LLP

July 29, 2005

New York, New York